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A.B. WATLEY GROUP INC. ENTERS INTO LETTER OF INTENT WITH ON-SITE TRADING, INC.

NEW YORK, NY - JULY 27, 2001 - A.B. Watley Group Inc. (NASDAQ: ABWG), premier provider of financial services technology (WWW.ABWATLEY.COM), today announced the Company has entered into a letter of intent to acquire substantially all the assets of On-SiteTrading, Inc. The transaction is valued at approximately $17 million (payable in cash and Watley stock and including the assumption of debt). The acquisition is expected to be accretive to both revenue and earnings.

"We believe this is a wonderful opportunity for the continued growth and expansion of Watley " said Steven Malin, Chairman and CEO of A.B. Watley Group Inc.

As is customary, the proposed acquisition is subject to the commencement and completion of due diligence activities by A.B. Watley, and the negotiation and consummation of a legally-binding asset purchase agreement subject to respective Board of Directors' approval and regulatory approvals.

ABOUT A.B. WATLEY GROUP INC.

A.B. Watley Group Inc. is a financial services software company that owns and operates A.B. Watley, Inc. a New York-based NASD registered broker/dealer. A. B. Watley Group Inc. is a public company presently trading on the NASDAQ under the symbol ABWG. A.B. Watley, Inc. is among the largest direct-access brokerage firms in the industry and operates an Institutional Sales and Trading Division specializing in the execution of complex and sensitive large-block equity transactions for institutions in the buy-side community. A.B. Watley Group licenses software technology and provides trading solutions for E-Brokerages, banks, direct-access firms and clearing corporations. Through A.B. Watley, Inc. the firm provides one of the highest quality trading platforms available at among the lowest costs in the industry. Watley Group's technology has been featured in three (3) case studies by Sun Microsystems and was featured in the SUNW annual report. A.B. Watley Group Inc.'s competitors include Trade Cast, Ameritrade, Schwab, National Discount Broker, Cyber Corp, Momentum Trading. The firm is located at 40 Wall Street and on the web at http://www.abwatley.com .

SAFE HARBOR STATEMENT

Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995, as amended). Any number of conditions may occur which would materially affect important factors in this analysis and

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materially change expectations. These factors include, but are not limited to, customer trading activity, loss of one or more significant customers, change in technology, issues involved in the launch of new or modified software programs, issues involved in acting as licensor for proprietary software, shifts in competitive patterns, ability to manage growth effectively, risks associated with acquisitions including integration risks, risks associated with strategic partnerships, various project-associated risks, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors listed from time to time in A.B. Watley Group Inc.'s filings and reports with the Securities and Exchange Commission.

CONTACT

Sara Walser
A.B. Watley Group Inc.
(212) 422 1664 ex 5808
swalser@abwatley.com